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                                                                     EXHIBIT 5.1


                                                                  ATLANTA OFFICE
                                                    DIRECT DIAL: (404) 572- 6600
                                                                    WWW.PGFM.COM


                                February 26, 2004


World Airways, Inc.
The HLH Building
101 World Drive
Peachtree City, Georgia 30269


         Re:  REGISTRATION STATEMENT ON FORM S-3


Ladies and Gentlemen:

         We have acted as counsel to World Airways, Inc., a Delaware corporation (the "COMPANY"), in connection with the registration for resale of $25,545,000 aggregate principal amount of the Company's 8% Convertible Senior Subordinated Debentures due 2009 (the "DEBENTURES") and the shares of common stock, par value $.001 per share (the "COMMON STOCK"), issuable upon conversion of the Debentures (the "CONVERSION SHARES"), as described in the Company's Registration Statement on Form S-3 ("REGISTRATION STATEMENT") filed with the Securities and Exchange Commission under the Securities and Exchange Act of 1933, as amended (the "SECURITIES ACT"). The Debentures have been issued pursuant to an indenture, dated as of December 30, 2003 (the "INDENTURE"), by and between the Company and Wachovia Bank, National Association, as trustee.

         We have examined and are familiar with originals or copies (certified, photostatic or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the incorporation of the Company and to the authorization for issuance of the Debentures and the Conversion Shares as we have deemed it necessary and advisable.

         In all such examinations, we have assumed the genuineness of all signatures on all originals and copies of documents we have examined, the authenticity of all documents submitted to us as originals and the conformity to original documents of all certified, conformed or photostatic copies. As to questions of fact material and relevant to our opinion, we have relied upon certificates or representations of Company officials and of appropriate state, local and federal officials.

         This opinion is limited to the General Corporation Law of the State of Delaware, the laws of the State of New York, and the federal laws of the United States, and we do not express any opinion herein concerning any other law. While our Firm does not maintain an office or an

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                                                             World Airways, Inc.
                                                               February 26, 2004
                                                                          Page 2


active practice in the State of New York, members of our Firm are admitted to the Bar of the State of New York, and have reviewed this opinion.

         In connection with the opinions expressed below, we have assumed, with your permission, and without independent inquiry, that (a) all natural persons executing documents have the legal capacity to do so, (b) all signatures on all documents that we have examined are genuine, (c) all documents submitted to us as originals are authentic, (d) all copies reviewed by us conform to the originals, (e) the Indenture has been duly authorized, executed and delivered,
(f) the Debentures are qualified under the Trust Indenture Act of 1939, as amended, (g) the Debentures have been duly authorized, executed, authenticated, issued, and delivered in accordance with the terms of the Indenture, (h) a sufficient number of shares of the Common Stock has been authorized and reserved for issuance upon conversion of the Debentures, (i) the consideration for the issuance of shares of Common Stock upon the conversion of the Debentures shall not be less than the par value of such Common Stock, (j) there will not have occurred any change in the law affecting the validity or enforceability of the Indenture, the Debenture, or the Conversion Shares, and (k) none of the terms of the Indenture, the Debentures, or the Conversion Shares or the compliance by the Company with the terms of the Indenture, the Debentures, or the Conversion Shares will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

            As to all questions of fact material to the opinions specified herein, we have relied upon, without independent inquiry, statements of officers of the Company. With respect to certificates of public officials, we have assumed that all such certificates are accurate and properly given and have relied on the factual matters set forth in such certificates.

            Based on the foregoing, and subject to the assumptions, exceptions, and qualifications set forth herein, we are of the opinion that:

         1. The Debentures are binding obligations of the Company, subject to any limitations imposed by (a) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium, or other similar laws affecting creditors' rights generally, and (b) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

         2. The Conversion Shares have been duly authorized, and upon the issuance thereof upon conversion of the Debentures in accordance with the terms of the Indenture, such Conversion Shares will be validly issued, fully paid, and nonassessable.

         This opinion is intended solely for the Company's use in connection with the registration of the Debentures and the Conversion Shares pursuant to the Registration Statement and may not be relied upon for any other purpose or by any other person. This opinion may not be quoted in whole or in part or otherwise referred to or furnished to any other person except in response to a


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                                                             World Airways, Inc.
                                                               February 26, 2004
                                                                          Page 3


valid subpoena. This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is rendered as of the date hereof, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur.

            We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and the use of our name as the same appears under the caption "Legal Matters." In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder.

                                Very truly yours,

                                /s/  Powell, Goldstein, Frazer & Murphy LLP

                                POWELL, GOLDSTEIN, FRAZER & MURPHY LLP